Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Beth Johnson	904-357-9136

Rayonier Advanced Materials Reports Second Quarter Results

•	Reiterates 2015 pro forma EBITDA guidance of $210 to $225 million

•	Substantial progress on 2015 net debt and cost-reduction initiatives

•	Announces strategic repositioning
JACKSONVILLE, Fla., July 30, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported a net loss for the second quarter 2015 of $(0.3) million, or $(0.01) per share, compared to net income of $5 million, or $0.11 per share for the same period in 2014.
Pro forma net income for the second quarter 2015 was $16 million, or $0.39 per share compared to $25 million or $0.59 per share for the prior year period. Year-to-date pro forma net income was $26 million, or $0.64 per share, compared to $58 million, or $1.37 per share, for the prior year period. Pro forma adjustments for the quarter and year-to-date periods exclude one-time separation and legal costs. The 2015 periods also exclude a $28 million pre-tax asset impairment charge and a $1 million pre-tax insurance recovery. The impairment charge relates to the strategic asset realignment of the Jesup, Georgia plant announced separately this morning.
“Our second quarter results were in line with expectations. Based on our performance to date and the progress we have made on our cost-savings initiatives, we are confident we will achieve results in the upper half of our full year pro forma EBITDA guidance,” said Paul Boynton, Chairman, President and Chief Executive Officer.
Second Quarter and Year-to-Date Results
Sales for the quarter were $221 million, 4 percent above second quarter 2014. Sales for the six months ended 2015 were $442 million, 3 percent below the prior year period. As expected, cellulose specialties prices were down 8 percent from the prior year periods reflecting the results of the 2015 price negotiations. Cellulose specialties sales volumes for the three and six months ended 2015 were slightly lower than prior year periods, while commodity product sales volumes increased significantly reflecting improved production efficiencies and more operating days in 2015.
Pro forma operating income was $34 million and $59 million for second quarter and year-to-date, down 19 percent and 34 percent, from the prior year periods, respectively, as lower sales were partially offset by improved costs. Costs for the quarter and year-to-date periods declined as a result of cost reduction activities and favorable wood, chemical and energy prices which more than offset higher costs from labor, depreciation and selling and general expenses. The 2014 periods reflect carve-out accounting treatment. As such, the selling and general expenses are not comparable to the stand-alone company’s costs.
During the quarter, the Company continued to make progress on its $40 million annualized cost-savings initiative. Year-to-date savings of roughly $14 million have been achieved. Approximately $9 million is reflected in operating results with $5 million capitalized in inventory as of quarter end. The Company is currently targeting at least $30 million in permanent cost savings to be realized in 2015 operating results with an annualized run-rate approaching $40 million.
Interest Expense, Net
Interest expense, net of interest income, was $19 million for the year-to-date period ending June 27, 2015 reflecting the debt issued to effect the separation.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Income Tax Expense
The 2015 year-to-date effective tax rate was 27.0 percent compared to 23.4 percent for the same period in the prior year. The prior year period reflects the reversal of a tax reserve. The year-to-date effective tax rate was below the federal rate of 35 percent primarily due to the benefit of domestic manufacturing tax deduction and state tax credits. The full year effective tax rate is expected to be between 33 and 34 percent.
Cash Flow and Liquidity
Year-to-date, the Company generated $101 million of pro forma EBITDA and $47 million of adjusted free cash flow; as a result, net debt was reduced by $45 million. Since the separation from its parent twelve months ago, the Company has reduced net debt by $94 million. As of June 27, the Company had $308 million of liquidity including $235 million available under its revolving credit facility after taking into account outstanding letters of credit.
Outlook
“We continue to focus on our 2015 initiatives to reduce costs, optimize our assets and grow our business,” said Boynton. “To that end, this morning we announced a strategic repositioning to better align our assets to current market conditions. Additionally, earlier in the quarter, we entered into a non-binding letter of intent to form a joint venture with Borregaard ASA that would process lignin produced at our Fernandina plant, currently used for energy, into higher-value products. These actions, combined with our cost-savings initiatives, will further our ability to compete effectively and position ourselves for near and long-term success.”
Conference Call Information
A conference call will be held on Thursday, July 30, 2015 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonieram.com. Investors may also choose to access the conference call by dialing (800) 857-7003, password: Rayonier Advanced Materials. A replay of this webcast will be available on the Company’s website shortly after the call.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can currently produce up to 675,000 metric tons of cellulose specialties products annually for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Upon completion of the strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate; our ability to complete our recently announced operational realignment at the Jesup plant within the planned cost and timing parameters and achieve the anticipated benefits; customer concentration; changes in cellulose specialties and commodity product supply, demand and prices; changes in raw material and energy prices; international operations; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to develop new ideas and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, business, industry, regulatory and market conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
June 27, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 27,	March 28,	June 28,	June 27,	June 28,
	2015	2015	2014	2015	2014
Net Sales
Cellulose specialties	$183	$179	$201	$362	$407
Commodity products and other	38	42	12	80	49
Total Net Sales	$221	$221	$213	$442	$456
Cost of Sales	176	184	161	360	349
Gross Margin	45	37	52	82	107
Selling and general expenses	10	12	9	22	17
Other operating expense, net (a)	27	1	37	27	40
Operating Income	8	24	6	33	50
Interest and other expense, net	9	9	3	19	3
Income Before Income Taxes	(1)	15	3	14	47
Income tax expense (benefit)	(1)	4	(2)	4	11
Net Income	$—	$11	$5	$10	$36
Earnings Per Share of Common Stock
Basic earnings per share	$(0.01)	$0.25	$0.11	$0.24	$0.84
Diluted earnings per share	$(0.01)	$0.25	$0.11	$0.24	$0.84

Pro forma net income per share (b)	$0.39	$0.25	$0.59	$0.64	$1.37

Shares used for determining
Basic EPS	42,192,913	42,186,130	42,176,565	42,189,598	42,176,565
Diluted EPS	42,192,913	42,204,774	42,178,462	42,301,122	42,177,503

(a)	Other expenses primarily consist of non-cash impairment charges, environmental and one-time separation and legal costs.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 27, 2015 (Unaudited)
(millions of dollars)

	June 27, 2015	December 31, 2014
Assets
Cash and cash equivalents	$73	$66
Other current assets	236	254
Property, plant and equipment, net	813	843
Other assets	139	141
	$1,261	$1,304
Liabilities and Stockholders’ Deficit
Current maturities of long-term debt	$8	$8
Other current liabilities	112	123
Long-term debt	900	936
Non-current liabilities for disposed operations	145	149
Other non-current liabilities	147	150
Total stockholders’ deficit	(51)	(62)
	$1,261	$1,304

Condensed Consolidated Statements of Cash Flows
June 27, 2015 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 27, 2015	June 28, 2014
Cash provided by operating activities:
Net income	$10	$36
Depreciation and amortization	42	38
Non-cash impairment charge	28	—
Other items to reconcile net income to cash provided by operating activities	9	30
Changes in working capital and other assets and liabilities	(1)	(1)
	88	103
Cash used for investing activities:
Capital expenditures	(41)	(51)
Other	—	(13)
	(41)	(64)
Cash used for financing activities:
Changes in debt, net of issuance costs	(37)	937
Dividends paid	(3)	—
Net payments to Parent	—	(956)
	(40)	(19)
Cash and cash equivalents:
Change in cash and cash equivalents	7	20
Balance, beginning of year	66	—
Balance, end of period	$73	$20

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 27, 2015 (Unaudited)
(millions of dollars)

	Three Months Ended		Six Months Ended
EBITDA (a):	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net income	$—	$5	$10	$36
Depreciation and amortization	21	18	42	38
Interest expense, net	9	3	19	3
Income tax expense (benefit)	(1)	(2)	4	11
EBITDA	$29	$24	$75	$88

Non-cash impairment charge	28	—	28	—
One-time separation and legal costs	(1)	18	(1)	21
Insurance recovery	(1)	—	(1)	—
Environmental reserve adjustments	—	18	—	18
Pro forma EBITDA	$55	$60	$101	$127

	Six Months Ended
Adjusted Free Cash Flow (b):	June 27, 2015	June 28, 2014
Cash provided by operating activities	$88	$103
Capital expenditures	(41)	(51)
Adjusted Free Cash Flow	$47	$52

(a)
Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro Forma EBITDA is defined by the Company as EBITDA before non-cash impairment charges, one-time separation and legal costs, insurance recovery and environmental reserve adjustments. EBITDA and Pro Forma EBITDA are not necessarily indicative of results that may be generated in future periods.

(b)
Adjusted Free Cash Flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted Free Cash Flow, as defined by the Company, is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted Free Cash Flow is not necessarily indicative of the Adjusted Free Cash Flow that may be generated in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 27, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended				Six Months Ended
	June 27, 2015		June 28, 2014		June 27, 2015		June 28, 2014
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating income	$8		$6		$33		$50
Non-cash impairment charge	28		—		28		—
One-time separation and legal costs	(1)		18		(1)		21
Insurance recovery	(1)		—		(1)		—
Environmental reserve adjustments	—		18		—		18
Pro forma operating income	$34		$42		$59		$89

Net income	$—	$(0.01)	$5	$0.11	$10	$0.24	$36	$0.84
Non-cash impairment charge, net of tax	18	0.43	—	—	18	0.43	—	—
One-time separation and legal costs, net of tax	(1)	(0.01)	13	0.31	(1)	(0.01)	15	0.36
Insurance recovery, net of tax	(1)	(0.02)	—	—	(1)	(0.02)	—	—
Environmental reserve adjustments, net of tax	—	—	12	0.28	—	—	12	0.28
Reversal of reserve related to the taxability of the CBPC	—	—	(5)	(0.11)	—	—	(5)	(0.11)
Pro forma net income	$16	$0.39	$25	$0.59	$26	$0.64	$58	$1.37

(a)
Pro Forma Operating Income is defined as operating income adjusted for non-cash impairment charges, one-time separation and legal costs, insurance recovery and environmental reserve adjustments. Pro Forma Net Income is defined as net income adjusted net of tax for non-cash impairment charges, one-time separation and legal costs, insurance recovery, environmental reserve adjustments and for tax benefits from the reversal of reserve related to the taxability of the CBPC.

D